Exhibit (d)(26)(i)(A)(vi)

EQ ADVISORS TRUST

AMENDMENT NO. 5 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5, effective as of May 1, 2017 (“Amendment No. 5”), to the Investment Advisory Agreement dated May 1, 2011, as amended (“Agreement”), between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock” or “Adviser”).

FMG LLC and BlackRock agree to modify the Agreement as follows:

1. Name Change. The names of AXA/Horizon Small Cap Value Portfolio and AXA/Lord Abbett Micro Cap Portfolio are changed to 1290 VT Small Cap Value Portfolio and 1290 VT Micro Cap Portfolio, respectively.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		BLACKROCK INVESTMENT MANAGEMENT LLC

By:		By:
	Michal Levy		Name:
	Senior Vice President and Chief		Title:
Operating Officer

APPENDIX A

AMENDMENT NO. 5

TO THE

INVESTMENT ADVISORY AGREEMENT WITH

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the EQ/BlackRock Basic Value Equity Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Basic Value Portfolios”):

AXA Large Cap Value Managed Volatility Portfolio*,**

AXA Conservative Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Aggressive Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% in excess of $1 billion.

Portfolio	Annual Advisory Fee Rate

1290 VT Small Cap Value Portfolio (fka, AXA/Horizon Small Cap Value Portfolio)*

AXA/Morgan Stanley Small Cap Growth Portfolio*

AXA/Pacific Global Small Cap Value Portfolio*

EQ/Franklin Core Balanced Portfolio*

EQ/Global Bond PLUS Portfolio*

Multimanager Mid Cap Growth Portfolio*

Multimanager Mid Cap Value Portfolio*

0.02% of the Allocated Portion’s average daily net assets.

1290 VT Micro Cap Portfolio (fka, AXA/Lord Abbett Micro Cap Portfolio)*	0.05% of the Allocated Portion’s average daily net assets up to and including $100 million; and 0.03% in excess of $100 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”)
***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.